2909 Hillcroft, Suite 420

Houston, TX  77057

713-467-2222

NEWS RELEASE

Press Contacts:

Rhonda Little
Sales and Marketing Coordinator
Phone: 800-880-2212
Email: rlittle@hartmaninvestment.com

HARTMAN SHORT TERM INCOME PROPERTIES XX INC. ACQUIRES
DALLAS SUBURBAN OFFICE PROPERTY

HOUSTON - Hartman Short Term Income Properties XX, Inc. (Hartman XX), a Houston based Real Estate Investment Trust, announced today that Hartman Hillcrest LLC, an affiliate, purchased Commerce Plaza Hillcrest office property located in Dallas, Texas on May 1, 2015.

“We are pleased to have acquired a strategically-located high-visibility property along the rebounding LBJ Corridor of North Dallas,” said Dave Wheeler, EVP & Chief Investment Officer.

COMMERCE PLAZA HILLCREST – Commerce Plaza Hillcrest is a 203,688 square foot, nine-building office complex prominently located on Lyndon B. Johnson Freeway (IH-635) and Hillcrest Road.  This sought-after infill location provides quick access to North Dallas and all surrounding areas.  The property is situated on approximately 10.00 acres.

The property is currently 74% leased to approximately 95 tenants.  This property primarily caters to smaller community tenants.  The larger key tenants include Signature Medical Imaging with 14,410 sq. ft. and Playworks with 5,408 sq. ft.

Commerce Plaza Hillcrest provides Hartman XX an existing cash flow base, as well as excellent enhancement value through the lease up of vacant and rolling space to market rents. “We consistently strive to create value for our investors and the growth of the Hartman XX portfolio is our top priority. The acquisition of Commerce Plaza Hillcrest is another step forward in our plan to accomplish this,” said Al Hartman, CEO of Hartman XX.

About Hartman Short Term Income Properties XX, Inc.

Hartman Short Term Income Properties XX, Inc. is a Texas-centric REIT which owns ten properties in Dallas/Ft. Worth, Houston, and San Antonio. For additional information about Hartman XX visit www.HartmanREITs.com or call 800-880-2212. Our properties are located in Houston, Dallas and San Antonio, Texas. For more information, please contact Rick Vitale, at 651-491-3693.

This release contains certain forward-looking statements. Words such as “anticipates”, “expects”, “intends”, “plans”, “believes”, “seeks”, “estimates”, “may” and “should” and their variations identify forward-looking statements. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the Risk Factors sections of Hartman Short Term Income Properties XX, Inc.’s annual report on Form 10-K and other reports filed with the Securities and Exchange Commission. Forward-looking statements in this document speak only as of the date on which such statements were made, and the company undertakes no obligation to update any such statements that may become untrue because of subsequent events. Such forward-looking statements are subject to the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

THIS PRESS RELEASE SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SECURITIES.

Securities offered through D. H. Hill Securities, LLLP, Member FINRA/SIPC, 1543 Green Oak Place, Kingwood, TX 77339. (832) 644-1852.